Exhibit 5.1

Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway

Statoil Petroleum AS
Forusbeen 50
N-4035 Stavanger
Norway

August 17, 2010

Ladies and Gentlemen:

I have acted as Senior Legal Counsel of Statoil ASA, a corporation existing under the Norwegian Public Companies Act (the “Company”) and Statoil Petroleum AS, a corporation existing under the Norwegian Companies Act and a wholly-owned subsidiary of Statoil (the “Guarantor”) in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,250,000,000 in aggregate principal amount of 3.125% Notes due 2017 and $750,000,000 in aggregate principal amount of 5.100% Notes due 2040 (the “Debt Securities”) of the Company, and the related guarantees (the “Guarantees”) by the Guarantor.  I am delivering this opinion pursuant to the requirements of Form F-3.

In connection with my opinion, I have examined such corporate records, certificates and other documents and such questions of law as I have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing, I am of the opinion that:

(a)                        the Company has been duly incorporated and is validly existing as a public limited company (allmennaksjeselskap) under the laws of the Kingdom of Norway;

(b)                       the Guarantor has been duly incorporated and is validly existing as a limited company (aksjeselskap) under the laws of the Kingdom of Norway; and

(c)                        the Debt Securities constitute valid and legally binding obligations of the Company and the Guarantees constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The opinions expressed herein are limited to questions arising under the laws of the Kingdom of Norway as they stand and have been interpreted in published case law of the courts in the Kingdom of Norway as of the date hereof, and I have not investigated the laws of any jurisdiction other than the Kingdom of Norway and I do not express or imply an opinion on the laws of any jurisdiction other than the Kingdom of Norway.

This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any other person or entity for any purpose whatsoever without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to me under the caption “Validity of Securities” in the prospectus dated May 26, 2010 as supplemented by the prospectus supplement dated August 10, 2010.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required within Section 7 of the Act.

Very truly yours,

/s/ Catherine Marchand Støle

Catherine Marchand Støle

Senior Legal Counsel

Signature Page to Exhibit 5 Opinion of Senior Legal Counsel